Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release

Contact:  Everett V. Pizzuti, CEO                                                                                                           January 31, 2012
Joseph P. O’Connell, CFO
Tel: 800-343-4039
www.Astro-MedInc.com

Astro-Med, Inc. Divests North Carolina Label Operations

WEST WARWICK, RI – January 31, 2012-- Astro-Med, Inc. (NASDAQ:ALOT) announced today the divestiture of its label manufacturing operations in Asheboro, North Carolina.  The sale was made to the original owners of Label Line, Ltd.

Commenting on the sale, Everett V. Pizzuti, CEO, stated, “the primary business of that facility, producing labels for distributors, was not fully compatible with the business of our QuickLabel Systems Product Group, which produces labels primarily for sale to end user customers who own QuickLabel color printers.  Although the divestiture will result in approximately $3 million less in annual revenues in the new fiscal year, the effect on Astro-Med’s profitability and cash flow will be positive with annual savings of approximately $400,000.

"As Astro-Med has expanded its label manufacturing capacity over the past three years in Montreal, Canada; Frankfurt, Germany; and West Warwick, R.I., the sale of the Asheboro plant will have little effect on the company’s capabilities to supply labels to our growing base of color label printer customers.”

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement data acquisition systems.  Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies, and QuickLabel® Systems, and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2011 Annual Report and its annual and quarterly filings with the Securities and Exchange Commission.

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